Exhibit 99.1

Immunovant Reports Financial Results for the Quarter Ended June 30, 2021

Company Ended the Quarter With Cash of Approximately $379 Million
and Subsequently Received a Direct Investment of $200 Million from Roivant

NEW YORK, Aug. 09, 2021 (GLOBE NEWSWIRE) – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage biopharmaceutical company focused on enabling normal lives for people with autoimmune diseases, today reported financial results for its fiscal first quarter ended June 30, 2021. Immunovant ended the quarter with approximately $379 million in cash.

“We are excited to announce that in July 2021, the FDA granted Orphan Drug Designation to IMVT-1401 for treatment of Myasthenia Gravis,” said Pete Salzmann, M.D., Chief Executive Officer of Immunovant. “We have also initiated engagement with the FDA’s Division of Neurology to discuss protocol modifications for a pivotal study in Myasthenia Gravis and our team is excited to reach alignment with the FDA prior to the end of the year” continued Dr. Salzmann.

Immunovant plans to initiate a pivotal study in Myasthenia Gravis (“MG”) in early 2022. Immunovant also plans to resume development in Warm Autoimmune Hemolytic Anemia (“WAIHA”) and in Thyroid Eye Disease (“TED”) and initiate clinical studies in at least two other indications in the next 12 months. Immunovant expects at least one of these indications (beyond MG) to be a pivotal study.

On August 2nd, Immunovant announced that it had received a $200 million strategic investment from Roivant Sciences. Immunovant intends to use the proceeds from this investment to expedite development of IMVT-1401 in multiple indications.

Immunovant will host a conference call and audio webcast on Monday, August 9, 2021 at 8 a.m. ET. Following prepared remarks, the call will include a live question-and-answer session for the investment community. To access the webcast, please visit Immunovant’s website at www.immunovant.com.

Participants may also dial in using the numbers provided below:

Toll Free: 1-877-407-9039
Toll/International: 1-201-689-8470

An archived webcast recording will be available on Immunovant’s website for a limited time.

Financial Highlights for Fiscal First Quarter Ended June 30, 2021:

R&D Expenses: Research and development expenses were $18.7 million for the three months ended June 30, 2021, compared to $16.9 million for the three months ended June 30, 2020. The year-over-year increase primarily reflected higher personnel-related expenses and increases related to clinical activities for analyzing data and the program-wide data review, partially offset by lower contract manufacturing costs.

G&A Expenses:  General and administrative expenses were $11.2 million for the three months ended June 30, 2021, compared to $9.7 million for the three months ended June 30, 2020. The year-over-year increase was primarily due to higher personnel-related expenses (including stock-based compensation), due to higher headcount.

Net Loss: Net loss was $30.5 million ($0.31 per common share) for the three months ended June 30, 2021, compared to $26.7 million ($0.38 per common share) for the three months ended June 30, 2020. Net loss for the three months ended June 30, 2021 and 2020 included $3.9 million and $4.0 million, respectively, related to non-cash stock-based compensation expense.

Common Stock: As of June 30, 2021, there were 97,977,595 shares of common stock issued and outstanding.

About Immunovant, Inc.

Immunovant, Inc. is a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases. Immunovant is developing IMVT-1401, a novel, fully human anti-FcRn monoclonal antibody, as a subcutaneous injection for the treatment of autoimmune diseases mediated by pathogenic IgG antibodies.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include Immunovant’s plan to develop IMVT-1401 across a broad range of autoimmune indications; Immunovant’s plan to return to the clinic and initiate a pivotal MG trial in early 2022, and resume development of WAIHA and TED; Immunovant’s plans to initiate additional clinical studies in at least two other indications in the next 12 months; Immunovant’s expectation to initiate at least one other pivotal trial (in addition to MG) in 2022, after discussions with regulators; Immunovant’s ability to manage increases in LDL and reductions in albumin within its development program via monitoring and management criteria, adjustments to dosing, and individualized anti-lipid therapy as appropriate; and the potential for a phase two trial in TED. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidates, including the timing of the commencement of additional clinical trials and resumption of current trials; Immunovant’s scientific approach, clinical trial design, indication selection and general development progress; future clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; any product candidates that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of the ongoing COVID-19 pandemic on Immunovant’s clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval and commercialization of its sole product candidate, IMVT-1401; Immunovant is at an early stage in development of IMVT-1401; and Immunovant will require additional capital to fund its operations and advance IMVT-1401 through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s most recent Annual Report on Form 10-K, its Form 10-Q to be filed with the SEC on August 9, 2021, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMMUNOVANT, INC.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,
	2021	2020
Operating expenses:
Research and development	$18,705	$16,922
General and administrative	11,181	9,664
Total operating expenses	29,886	26,586
Other expense, net	626	74
Loss before (benefit) provision for income taxes	(30,512)	(26,660)
(Benefit) provision for income taxes	(41)	48
Net loss	$(30,471)	$(26,708)
Net loss per common share — basic and diluted	$(0.31)	$(0.38)
Weighted average shares outstanding — basic and diluted	97,976,982	70,818,867

IMMUNOVANT, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	June 30,	March 31,
	2021	2021
Assets
Current assets:
Cash	$379,005	$400,146
Prepaid expenses and other current assets	5,821	8,860
Total current assets	384,826	409,006
Operating lease right-of-use assets	3,008	3,282
Property and equipment, net	193	201
Total assets	$388,027	$412,489
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,107	$2,432
Accrued expenses	16,331	15,160
Current portion of operating lease liabilities	1,085	1,179
Total current liabilities	20,523	18,771
Operating lease liabilities, net of current portion	1,972	2,238
Total liabilities	22,495	21,009
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at June 30, 2021 and March 31, 2021	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2021 and March 31, 2021	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 97,977,595 shares issued and outstanding at June 30, 2021 and 500,000,000 shares authorized, 97,971,243 shares issued and outstanding at March 31, 2021	10	10
Additional paid-in capital	594,377	590,425
Accumulated other comprehensive income (loss)	273	(298)
Accumulated deficit	(229,128)	(198,657)
Total stockholders’ equity	365,532	391,480
Total liabilities and stockholders’ equity	$388,027	$412,489

Contact:
Tom Dorney
Investor Relations
Immunovant, Inc.
info@immunovant.com